Exhibit (23)(a)

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Registration Statement on Form S-1 of our report dated April 1, 2019 related to the financial statements of Lincoln Benefit Life Company as of and for the year ended December 31, 2018 appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the headings “Selected Financial Data” and “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

April 1, 2019